Exhibit 99.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 6, 2016 (this “Agreement”), by and among Insight Enterprises, Inc., a Delaware corporation (“Parent”), Datalink Corporation, a Minnesota corporation (the “Company”), and the undersigned holders (the “Shareholders” and each, a “Shareholder”) of capital stock of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Reef Acquisition Co., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding Share will be converted into the right to receive the Merger Consideration; and

WHEREAS, as a material condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders, in order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Parent and Merger Sub in connection therewith, have agreed, to enter into this Agreement and abide by the covenants and obligations as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

General

1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Beneficial Owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

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“Covered Securities” means, with respect to each Shareholder, such Shareholder’s Existing Shares, together with any Shares or other voting capital stock of the Company of which such Shareholder has or acquires Beneficial Ownership on or after the date hereof; provided that for purposes of this definition of “Covered Securities,” a Person shall be deemed to be the Beneficial Owner of any Shares which such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

“Covered Shares” means, with respect to each Shareholder, such Shareholder’s Existing Shares, together with any Shares or other voting capital stock of the Company of which such Shareholder has or acquires Beneficial Ownership (determined without the application of Rule 13d-3(d)(1)) on or after the date hereof.

“Existing Shares” means, with respect to each Shareholder, the number of Shares Beneficially Owned (determined without the application of Rule 13d-3(d)(1)) and/or owned of record by such Shareholder, as set forth opposite such Shareholder’s name in Schedule I hereto.

“Transfer” means, directly or indirectly, to sell, transfer, assign, deposit, pledge, encumber (including creating or incurring any lien upon), hypothecate or similarly dispose of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer), or to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, deposit, pledge, encumbrance (including the creation or incurment of any lien upon), hypothecation or similar disposition of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer).

ARTICLE II

Voting

2.1. Agreement to Vote. Subject to the terms of this Agreement, each Shareholder hereby covenants and agrees, severally and not jointly, that during the term of this Agreement, at the Company Shareholders Meeting and at any other meeting of the holders of Shares, however called, including any adjournment or postponement thereof, and in connection with any written consent of the holders of Shares, or in any other circumstance upon which a vote, consent or other approval of the holders of Shares is sought, such Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote, written consent or approval of such Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at any such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of the approval of the Merger Agreement and any related proposal in furtherance thereof and/or in furtherance of effecting the Merger and the other Transactions; (B) against any action or agreement submitted for the vote or written consent of the holders of Shares that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or that is otherwise in opposition to the Merger or any of the other Transactions; (C) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its subsidiaries (other than pursuant to the Merger) or any other Takeover Proposal; and (D) against any other action, agreement or transaction submitted for the vote or written consent of the holders of Shares that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and the other Transactions;

provided, that the foregoing covenants shall apply solely with respect to actions taken with respect to the Covered Shares.

Any such vote shall be cast (or consent shall be given) by such Shareholder in accordance with such procedures relating thereto as will ensure that he or she is duly counted, including for purposes of determining whether a quorum is present. Neither this Section 2.1(b) nor anything else in this Agreement shall require such Shareholder to exercise any warrants or options (if any) to acquire Shares or other capital stock of the Company. Such Shareholder shall provide Parent with at least five Business Days’ prior written notice prior to signing any action proposed to be taken by written consent with respect to any Covered Shares. The obligations of such Shareholder under this Agreement, including this Article II, shall apply whether or not a Company Adverse Change Recommendation has occurred.

(c) Solely in the event of a failure by such Shareholder to act in accordance with such Shareholder’s obligations as to voting pursuant to Sections 2.1(a) and 2.1(b), such Shareholder hereby irrevocably grants to and appoints Parent (and any designee thereof) as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to represent, vote and otherwise act (by voting at any meeting of shareholders of the company or otherwise) with respect to such Shareholder’s Covered Shares solely as and to the extent set forth in this Section 2.1 until the termination of this Agreement in accordance with Section 5.1, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 2.1(c) is coupled with an interest and shall be irrevocable. Such Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the grant of this proxy. Notwithstanding the foregoing, this proxy shall terminate upon termination of this agreement in accordance with Section 5.1.

2.2. Cap. For the avoidance of doubt, in no event shall the aggregate amount of Covered Shares subject to this Agreement exceed 19.9% of the issued and outstanding Shares (as such percentage is calculated pursuant to Section 302A.011, Subd. 41 of the MBCA), and this Section 2.2 shall be deemed to release from the obligations under this Agreement such

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number of Covered Shares as may be necessary to cause such aggregate amount to not exceed such percentage.

2.3. No Inconsistent Agreements. Other than this Agreement, each Shareholder confirms and agrees, severally and not jointly, that such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement is in effect, any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement is in effect, a proxy, consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not take any action that would have the effect of making any representation and warranty of such Shareholder contained herein untrue or incorrect or preventing or disabling such Shareholder from performing any of his or her obligations under this Agreement.

ARTICLE III

Representations and Warranties

3.1. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, to Parent as follows:

(a) Due Authority; Validity of Agreement. Such Shareholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Ownership. (i) Such Shareholder is, and at all times through the Effective Time will be, the Beneficial Owner of, and has, and (except with respect to any Existing Shares transferred in accordance with Section 4.1) at all times through the Effective Time will have, good, valid and marketable title to, such Shareholder’s Existing Shares, (ii) the Shareholder has, and (except with respect to any Existing Shares transferred in accordance with Section 4.1) at all times through the Effective Time will have, sole voting power, and sole power of disposition (subject, in the case of Restricted Stock, to the restrictions applicable thereto), with respect to all of the Existing Shares, (iii) the Existing Shares are all of the Shares owned, either of record or beneficially, by the Shareholder as of the date hereof, (iv) the Existing Shares are, and (except with respect to any Existing Shares transferred in accordance with Section 4.1) at all times through the Effective Time will be, free and clear of all Liens, other than liens arising under the securities Laws, any Liens created by this Agreement and the restrictions imposed by the applicable grant agreement and plan relating to any Shares that are unvested awards of “restricted shares,” (v) the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Existing Shares, and (vi) the Shareholder has, and (except with respect to any Existing Shares transferred in accordance with Section 4.1) at all times through the Effective Time will have, the sole right and power to agree to all of the matters set forth in this Agreement. Schedule I sets forth the number of Shares Beneficially Owned by such Shareholder as of the date hereof.

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(c) No Violation. The execution, delivery and performance of this Agreement by such Shareholder do not and will not (whether with or without notice or lapse of time, or both) (i) breach, violate, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any lien upon any of the Covered Shares under, any Contract that is binding on such Shareholder or any of his or her properties or assets, or (ii) violate any Laws applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound, except for any of the foregoing as would not, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(d) Consents and Approvals. Other than filings, permits, authorizations, consents and approvals as may be required under securities Laws, the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of his or her obligations under this Agreement will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing or registration with or declaration or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations, declarations or notifications, would not, individually or in the aggregate, materially impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(e) Absence of Litigation. As of the date hereof, there is no legal proceeding or Judgment in effect, pending or, to such Shareholder’s knowledge, threatened against such Shareholder before or by any Governmental Authority that would, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(f) Reliance by Parent and Merger Sub. Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties, covenants and other agreements of such Shareholder contained herein.

3.2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by Parent and no other corporate action on the part of Parent is necessary to authorize the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b) No Violation. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby do not and will not (whether with or without notice or lapse of time, or both) (i) breach or violate any provision of the certificate of incorporation or bylaws of Parent, (ii) breach, violate, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any lien upon any of the properties or assets of Parent under, any Contract that is binding on Parent or (iii) violate any Law applicable to Parent or by which any of Parent’s assets or properties is bound, except in each case as would not, individually or in the aggregate, impair the ability of Parent to consummate the transactions contemplated hereby.

ARTICLE IV

Other Covenants

4.1. Prohibition on Transfers, Other Actions. Each Shareholder hereby covenants and agrees, severally and not jointly, not to (i) Transfer any of such Shareholder’s Covered Securities, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person other than Parent or any of its subsidiaries); (ii) enter into any agreement, arrangement or understanding with any Person (other than Parent or Merger Sub), or take any other action that would prevent or disable such Shareholder from performing his or her obligations under this Agreement; or (iii) take any action that would result in such Shareholder not having the legal power, authority or right to comply with and perform his or her covenants under this Agreement; provided, that this Section 4.1 shall not prohibit the Transfer of any of the Covered Securities by such Shareholder (A) upon the death of such Shareholder, (B) to any member of such Shareholder’s immediate family, (C) as a result of the forfeiture to the Company or cancellation of any equity award pursuant to the terms thereof, or (D) the sale of Shares issued pursuant to an equity award upon vesting, settlement or exercise of such equity award solely to cover the exercise price thereof or to satisfy tax obligations resulting from such vesting, settlement or exercise; provided, however, that any Transfer referred to in the foregoing clause (A) or (B) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement. Any purported Transfer of the Covered Securities in violation of this Section 4.1 shall be null and void ab initio. Promptly following the date hereof, (i) each Shareholder and Parent shall deliver joint written instructions to the Company and the Company’s transfer agent stating that while this Agreement is in effect, the Existing Shares cannot be Transferred in any manner without the prior written consent of Parent and (ii) the Company shall (or shall cause the Company’s transfer agent to) comply with the requirements of Sections 302A.417, 302A.429 and 302A.455 of the MBCA. If any Covered Securities are acquired after the date hereof by any of the Shareholders, the foregoing instructions shall be delivered with respect to such newly acquired Covered Securities promptly following the acquisition of such Covered Securities.

4.2. No Solicitation. Each Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 5.7 of the Merger Agreement if such Shareholder were deemed a

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“Representative” of the Company for purposes of such Section 5.7 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by a Shareholder in any capacity other than as shareholder of the Company or to the extent such actions are permitted or required under such Section 5.7 of the Merger Agreement.

4.3. Notice of Acquisitions. Each Shareholder hereby agrees, severally and not jointly, to notify Parent in writing as promptly as practicable (and in any event within two business days following such acquisition by such Shareholder) of the number of any additional Shares or other securities of the Company of which such Shareholder acquires Beneficial Ownership on or after the date hereof.

4.4. Waiver of Appraisal Rights. Each Shareholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger and the other Transactions that such Shareholder may have by virtue of any Covered Shares owned by such Shareholder, including, under Section 302A.471 or 302A.473 of the MBCA. Each Shareholder agrees that he or she will not in his or her capacity as a Shareholder of the Company bring, commence, institute, maintain, prosecute, join in or voluntarily aid, and shall take all actions necessary to opt out of any class in any class action with respect to, any legal proceeding, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement, (b) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof, or (c) makes any other claim against Parent, Merger Sub or their respective Representatives with respect to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights of the Shareholder for any breach of this Agreement or the Merger Agreement by Parent or its Affiliates.

4.5. Further Assurances. From time to time, at Parent’s reasonable request and expense, each Shareholder shall execute and deliver such additional documents, transfers, assignments, endorsements, proxies, consents and other instruments and take all such further reasonable action as may be necessary to effectuate the intent of this Agreement.

4.6. Company Agreement. The Company hereby acknowledges the restrictions on Transfers of Covered Securities contained in Section 4.1. The Company agrees (i) not to register the Transfer of any certificated or uncertificated interest representing any Covered Securities without the prior written consent of Parent and (ii) to take all such other actions reasonably necessary in furtherance of such Shareholder’s commitments hereunder, including (to the extent reasonably within the Company’s power) prohibiting or refusing to give effect to any action in violation hereof.

4.7. Public Announcement. Each Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in any publicly filed documents relating to the Merger and the other Transactions) of: (i) such Shareholder’s identity, (ii) such Shareholder’s ownership of Shares of the Company or other securities of the Company (including the number of such shares or other securities), (iii) the

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nature of such Shareholder’s commitments, arrangements and understandings under this Agreement, and (iv) any other information that Parent or the Company determines to be necessary in any SEC disclosure document in connection with the Merger and the other Transactions, and (b) agrees as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document.

ARTICLE V

Miscellaneous

5.1. Termination. This Agreement shall remain in effect until the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, at which time this Agreement shall automatically terminate and be of no further force or effect (other than with respect to breaches occurring prior to the termination of the Merger Agreement that caused or contributed in any material respect to the termination of the Merger Agreement).

5.2. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when delivered (with confirmation of delivery) if sent, fees prepaid, via a reputable nationwide express courier service; or (iii) on the date of transmission (with confirmation of transmission) if sent by facsimile or electronic mail (or the first Business Day following such transmission if sent either after normal business hours of the recipient or on a date that is not a Business Day), in each case to the intended recipient as set forth below:

if to the Company:

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, Minnesota 55344

Attn.: Paul F. Lidsky

Telephone: (952) 944-3462

Facsimile: (952) 279-5601

Email: plidsky@datalink.com

with a copy (which will not constitute notice) to:

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Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn.:	Jonathan Zimmerman
Jonathan Nygren
Brandon Mason
Telephone:	(612) 766-7000
Facsimile:	(612) 766-1600
Email:	jon.zimmerman@faegrebd.com
jon.nygren@faegrebd.com
brandon.mason@faegrebd.com

if to Parent or Merger Sub:

Insight Enterprises, Inc.

6820 South Harl Avenue

Tempe, AZ 85283

Attn.:	Samuel C. Cowley
Telephone:	(480) 333-3000
Facsimile:	(480) 760-7892
Email:	Sam.Cowley@insight.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn.:	Stephen M. Kotran
Sarah P. Payne
Telephone:	(212) 558-4000
Facsimile:	(212) 291-9086
(650) 461-5747
Email:	KotranS@sullcrom.com
PayneSA@sullcrom.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

5.4. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed

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in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented and includes all exhibits, schedules or other attachments thereto. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.5. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile, e-mail or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Receipt of a party’s executed signature page to this Agreement by facsimile, e-mail or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery of this Agreement by such party. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute, or be deemed to evidence, a contract, agreement, arrangement or understanding between the parties hereto, unless (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed and delivered by all parties hereto.

5.6. Entire Agreement. This Agreement (including the Schedule hereto and the documents and instruments referred to herein) contains all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

5.7. Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

(b) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

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Agreement in any state or federal court located in Hennepin County, Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any state or federal court located in Hennepin County, Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and each Shareholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.3 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement.

(c) Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or liability directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto hereby (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.7(c).

5.8. Amendment; Waiver; Expenses.

(a) This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto. Each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

(b) All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

5.9. Enforcement; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

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5.10. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

5.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

5.12. Shareholder Capacity. Each Shareholder is entering into this Agreement solely in his or her capacity as the Beneficial Owner of Shares, and not such Shareholder’s capacity as a director or, if applicable, officer of the Company or any of its subsidiaries. Accordingly, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall in any way (a) restrict or limit such Shareholder from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company taken in order to fulfill his or her fiduciary obligations under applicable Law or (b) restrict or limit (or require such Shareholder to attempt to restrict or limit) such Shareholder from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary duties under applicable Law. Notwithstanding the foregoing, the parties hereto acknowledge that the directors and officers of the Company are restricted in the manner set forth in the Merger Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

INSIGHT ENTERPRISES, INC.

By:	/s/ Kenneth T. Lamneck
Name:	Kenneth T. Lamneck
Title:	President and Chief Executive Officer

Voting Agreement	Signature Page

DATALINK CORPORATION

By:	/s/ Gregory T. Barnum
Name:	Gregory T. Barnum
Title:	Chief Financial Officer

THE SEVERAL SHAREHOLDERS

/s/ Brent G. Blackey
Brent G. Blackey

/s/ Paul F. Lidsky
Paul F. Lidsky

/s/ Greg R. Meland
Greg R. Meland

/s/ J. Patrick O’Halloran
J. Patrick O’Halloran

/s/ James E. Ousley
James E. Ousley

/s/ Mercedes A. Walton
Mercedes A. Walton

/s/ James L. Zucco, Jr.
James L. Zucco, Jr.

Voting Agreement	Signature Page

Schedule I

Existing Shares Beneficially Owned by Shareholders

Each of the Shareholders set forth below Beneficially Owns or owns of record the following Shares as of the date first written above:

Shareholder	# Shares
Brent G. Blackey	54,255
Paul F. Lidsky	136,601
Greg R. Meland	1,229,057
J. Patrick O’Halloran	42,131
James E. Ousley	68,800
Mercedes A. Walton	18,789
James L. Zucco, Jr.	14,631

Voting Agreement	Schedule I